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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM 8-K
                                     ITEM 5

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                               FEBRUARY 15, 1999


                              ROYAL OAK MINES INC.
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              (Exact name of registrant as specified in its charter)


ONTARIO, CANADA                                          98-0160821
----------------------------------------              ----------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland, Washington
U.S.A.                                      98033
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(Address of principal executive offices)    (Postal/Zip Code)

(425) 822-8992
----------------------------------------
Registrant's telephone number,
including area code


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Item 5.  Other Events

On February 15, 1999, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]


                  FOR IMMEDIATE RELEASE FROM TORONTO, ONTARIO


                               FEBRUARY 15, 1999

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                       ROYAL OAK RECEIVES CCAA PROTECTION

ROYAL OAK MINES INC. (TSE AND AMEX: RYO) announced today that it has sought and obtained an Order from the Ontario Court of Justice (General Division) under the COMPANIES' CREDITORS ARRANGEMENT ACT.

The Order, which provides for an immediate injection of working capital to finance operations during the stay period, allows the Company to continue operating its mines, including its Kemess South Mine in British Columbia, and complete negotiations with senior lenders to restructure its debt. The order applies to all of Royal Oak's wholly and majority owned subsidiaries located in Canada.

"The additional working capital during the stay period will allow Royal Oak to resume full production levels at Kemess South," said Margaret Witte, Chairman, President and Chief Executive Officer. "With full commercial production at Kemess South, we will be able to replace present senior debt with lower-cost, long-term, conventional mine financing."

"The provisions of the CCAA Order allow for additional financing to be provided to Royal Oak, which will create the necessary conditions for the mine to achieve full commercial production."

On December 23, 1998, Royal Oak announced that it would seek to restructure its existing senior debt agreements to achieve greater financial flexibility and a stronger balance sheet in light of historically low commodity prices for gold and copper. The Company established a deadline of February 15, 1999 to reach an agreement among its senior creditors.

"We have made good progress in our recent discussions with senior creditors and their representatives. A formal court-supervised process will ensure that all stakeholders, including trade creditors, are treated fairly and equitably," said Ms. Witte.

The Order stays all legal proceedings against Royal Oak until March 18, 1999 and authorizes the Company to prepare a plan of compromise or arrangement for its outstanding liabilities. The


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Company intends to prepare a restructuring plan for submission to the Ontario
Court within three months, with court-sanctioned votes to follow.

Trilon Financial Corporation, which is owed US$120 million, has agreed to provide Royal Oak with CDN$34.7 million. Approximately CDN$11.0 million will be used to supplement working capital to sustain the Company's mining operations; $1.0 million will be used for administrative and other related expenses; and $18.5 million will be used to pay interest arrears, future interest and royalties to Trilon. An amount of $8.4 million will be immediately available to the Company during the initial stay period.

PricewaterhouseCoopers LLP has been appointed by the Court to act as Monitor. In addition, an advisory committee has been appointed by Royal Oak, and approved by the Court, to assist and advise the Company and its present Board of Directors during the stay period. Joseph Wright, an experienced investment banker, and Norman Ross, a senior mining engineer and business executive, have been appointed. Other appointments will be announced at a later date.

The Company has senior debt totaling approximately US$335 million and trade payables, taxes and accrued payroll of approximately CDN$43.6 million.

The CCAA allows the Company to carry on business in the normal course. Suppliers and creditors are required under the court order to maintain existing contractual and commercial arrangements with Royal Oak and will be paid under normal terms for goods and services received after today.

Royal Oak Mines is a major North American gold mining company, which together with its predecessors, has produced more than 50 million ounces of gold over a 60-year period. The Company owns and operates the Kemess South Mine in north central British Columbia; the Giant Mine at Yellowknife in the Northwest Territories; and the Pamour and Nighthawk mines near Timmins in Ontario. In September 1997, Royal Oak closed its Hope Brook Mine in Newfoundland after depletion of ore reserves, and in December 1997, the Company closed its high-cost Colomac Mine in the Northwest Territories for economic reasons. Both facilities have been placed on care and maintenance.

For further information, contact:


J. Patrick Howe
Howe & Company Inc.
(416) 863-6632
E-mail: jphowe@howeco.com


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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       ROYAL OAK MINES INC.

Date:  February 16, 1999               By:  /s/ M.K. Witte
                                            --------------------
                                            M.K.Witte
                                            President and CEO